SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2012

University General Health System, Inc.

(a Nevada Corporation)

000-54064	71-0822436
(Commission File Number)	(IRS Employer Identification Number)

7501 Fannin Street

Houston, Texas 77054

(713) 375-7100

Hassan Chahadeh, M.D.

7501 Fannin Street

Houston, Texas 77054

(713) 375-7100

(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01- Entry Into Material Definitive Agreements

Settlement Transactions with Regions Bank

On July 13, 2012, University General Hospital, LP (“UGH”) and University Hospital Systems, LLP (UHS”), each wholly-owned subsidiaries of University General Health System, Inc. (the “Company”), entered into a Compromise Settlement Agreement and Release of Claims (“Agreement”) with Regions Bank (“Regions Bank”). The Agreement is dated effective June 29, 2012. Pursuant to the Agreement, UGH and UHS settled certain disputes and obligations with Regions Bank related to (i) the loans evidenced by that certain promissory note dated August 14, 2006 in the original principal amount of $1,000,000 executed by UHS (the “UHS Loan”), (ii) the loans evidenced by that certain promissory note dated December 13, 2006 in the original principal amount of $1,000,000 executed by the former partners of UHS and (the “Doctors Loan”) and (iii) the Master Equipment Lease dated August 30, 2006 obligating UGH to pay rentals of $11,184,379.08 for certain medical equipment leased to UGH (the “Equipment Lease”) (such settlements of each of the UHS Loan and Doctors Loan and the Equipment Lease being referred to herein as the Regions Settlement”). Pursuant to the Agreement, on June 29, 2012, UHS paid (i) $735,162.33 in full and final settlement of the UHS Loan, and (ii) $764,837.67 in full and final settlement of the Doctors Loan and (iii) $1,250,000 as the initial installment for the full and final settlement of the Equipment Lease. The second installment of $2,215,000 for the settlement of the Equipment Lease is due on or before September 28, 2012 and the final installment of $2,125,000 for the settlement of the Equipment Lease is due on or before December 31, 2012. The Company expects to record a one-time gain of approximately $2.6 million as a result of the Regions Settlement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the form of Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Form of Compromise Settlement Agreement and Release of Claims

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

University General Health System, Inc.

Date: July 16, 2012	By:	/s/ Michael L. Griffin
	Name:	Michael L. Griffin
	Title:	Chief Financial Officer